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Exhibit 5
Opinion of Counsel

                         [LETTERHEAD OF SHAWPITTMAN LLP]


                                  June 23, 2003


B. F. Saul Real Estate Investment Trust
7501 Wisconsin Avenue
Bethesda, Maryland 20814

Re:  B. F. Saul Real Estate Investment Trust
     Registration Statement on Form S-2
     Public Offering of $50,000,000 Unsecured Notes due from One to Ten Years from Date of Issue

Ladies and Gentlemen:

We have acted as counsel to B. F. Saul Real Estate Investment Trust, a Maryland real estate investment trust (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-2 (the "Registration Statement") and the prospectus related thereto (the "Prospectus"). The Prospectus relates to the issuance and sale by the Company of $50,000,000 aggregate principal amount of its Unsecured Notes at varying interest rates due from one year to ten years from the date of issue (the "Notes"). The Notes will be offered and sold pursuant to an Indenture (the "Indenture") dated as of April 14, 2003 between the Company and U.S. Bank, National Association (the "Trustee").

In rendering our opinion, we have examined the following:

     (i)   the Registration Statement;

     (ii)  the Prospectus;

     (iii) the Indenture;

     (iv) the Second Amended and Restated Declaration of Trust of the Company, as certified by the Maryland State Department of Assessments and Taxation on May 15, 2003;

     (v) the Second Amended and Restated Bylaws, of the Company, as certified by the Secretary of the Company as of even date herewith;

     (vi) resolutions of the Board of Trustees adopted at a meeting held March 20, 2003 approving the preparation, execution and filing of the Registration Statement and the Indenture and approving the offering of the Notes, as certified by the Secretary of the Company as of even date herewith (the "Resolutions"); and

     (vii) Such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. In

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connection with the opinions expressed below, we have assumed that, at and prior to the time of the sale and delivery of any Notes pursuant to the Registration Statement, (i) the Resolutions have not been amended, modified or rescinded,
(ii) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (iii) there has not occurred any change in law adversely affecting the power of the Company to offer and sell the Notes or the validity of the Notes.

We have also assumed that the offering, sale and delivery of the Notes, and compliance by the Company with the rights, powers, privileges and preferences and other terms of the Notes will not at the time of such offering, sale and delivery violate or conflict with (i) the Second Amended and Restated Declaration of Trust, as then amended, restated, supplemented, and in effect, or the Second Amended and Restated By-Laws, as then amended, restated, supplemented and in effect, of the Company, (ii) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (iii) any law or regulation or any decree, judgment or order then applicable to the Company.

Based upon the foregoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that the Notes will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms when duly executed and delivered by the Company against payment therefor and countersigned or authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers of the Notes in the manner provided for by the Registration Statement and the Indenture.

The foregoing opinion with respect to the enforceability of obligations may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law).

This opinion is limited to the laws of the United States and the General Corporation Law of Maryland, Maryland contract law and applicable reported Maryland caselaw, in each case excluding choice of law provisions thereof. We render no opinions with respect to the law of any other jurisdiction. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Registration Statement and the transactions contemplated therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Matters." The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933 (the "Act"), as amended, or within the category of persons whose consent is required by Section 7 of the Act.

                                        Very truly yours,


                                        By:       /s/  SHAW PITTMAN LLP
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                                                    SHAW PITTMAN LLP